May 18, 2018

Cornerstone Advisors Inc.

225-108th Avenue NE

Suite 400

Bellevue, Washington 98004-5782

Re:	Amendment to the Sub-Advisory Agreement dated as of September 5, 2014 by and between Cornerstone Advisors Inc. and Numeric Investors LLC (the “Sub-Adviser”), as may be further amended and restated from time to time (the “Sub-Advisorv Agreement”)

Ladies and Gentlemen:

By this letter agreement (this “Agreement”), the parties hereto wish to update and amend the Sub-Advisory Agreement effective as of July 1, 2018 (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Sub-Advisory Agreement. In consideration of the mutual promises and agreements set forth herein, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Sub-Advisory Agreement shall be amended as follows:

1.	Schedule A of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.	All rights, obligations and liabilities in respect of the Sub-Advisory Agreement shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Agreement and the Sub-Advisory Agreement, the terms of this Agreement shall prevail.

3.	This Agreement may be executed in any number of counterparts, each of which shall constitute an original but which together shall constitute one instrument. All other terms of the Sub-Advisory Agreement are hereby ratified and confirmed.

4.	This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to its principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

Amended and Restated

SCHEDULE A

Effective July 1, 2018

to the

SUB-ADVISORY AGREEMENT

dated September 5,2014 between

CORNERSTONE ADVISORS INC.

and

NUMERIC INVESTORS LLC

Effective July 1, 2018, each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

Fund	Rate
[Redacted]

CORNERSTONE ADVISORS INC.

By:	/s/ Bruce Duff
Name:	Bruce Duff
Title:	COO

NUMERIC INVESTORS LLC

By:	/s/ Solomon Kuckelman
Name:	Solomon Kuckelman
Title:	Secretary
6 Nov 2018

Schedule A - Sub-Advisory Agreement

If the foregoing correctly sets forth our agreement, please sign and return this Agreement to us at which time it shall be and become our mutual binding agreement, enforceable in accordance with its terms.

Very truly yours,

NUMERIC INVESTORS LLC

		By:	/s/ Solomon Kuckelman
		Name:	Solomon Kuckelman
		Title:	Secretary
6 Nov 2018

Acknowledged and agreed as of the date hereof:

CORNERSTONE ADVISORS INC.

By:	/s/ Bruce Duff
Name:	Bruce Duff
Title:	COO